Exhibit 3.2.41

STONEHEDGE CONVALESCENT CENTER

LIMITED PARTNERSHIP

Certificate of Limited Partnership

This Agreement made the 1st day of November, 1985 between Stonehedge Convalescent Center, Inc. a Massachusetts corporation having its principal place of business c/o Hamilton House, 141 Chestnut Street, Needham, Massachusetts and those persons named on Exhibit A attached hereto as limited partners, such persons together with any substitute limited partners admitted subsequently, being hereinafter called “Limited Partners”. The general partner and Limited Partners, sometimes hereinafter collectively called “Partners”, agree by execution of identical counterparts this Certificate of Limited Partnership as it may be amended from time to time, to form a Limited Partnership pursuant to the provisions of Chapter 109 of the General Laws of the Commonwealth of Massachusetts.

IT IS AGREED by the parties hereto as follows:

1. The name of the Limited Partnership shall be Stonehedge Convalescent Center Limited Partnership.

2. The business of the Partnership shall be the acquiring of the land and building known and numbered as 5 Redlands Road, West Roxbury, Massachusetts and thereafter to own, finance, mortgage, improve, lease, operate, manage, develop, sell or otherwise deal with the above-referenced property.

3. The address of the office shall be 141 Chestnut Street, Needham, Norfolk County, Massachusetts and its agent for service of process shall be Stonehedge Convalescent Center, Inc. whose address is 141 Chestnut Street, Needham, Norfolk County, Massachusetts.

4. Name	Address	Percent Interest	Capital Contribution
General Partner:

Stonehedge Convalescent Center, Inc.	141 Chestnut St. Needham, MA	1%	$1.00

Limited Partners:

Michael W. Beavers	676 Ad Hoc Road Great Falls, VA 22066	49.5%	$49.50

James E. Fay	323 Beulah Road Vienna, VA	49.5%	$49.50

5. The Limited Partners shall contribute in the aggregate, and at such times, the sum set forth by their names above. Also, the Limited Partners may (i) lend to the Partnership such funds or (2) provide for the benefit of the Partnership such collateral or other security for the Partnership financing, as may be determined by the general partner to be necessary for proper funding or financing of the project. The Limited Partners shall not be required to make any further capital contributions or lend any funds to the Partnership.

6. The Limited Partners may the grant the right to become a Limited Partner to an assignee of any part of Limited Partner’s Partnership interest and the terms and conditions for the exercise of such power are the unanimous vote of the Limited Partner and general partner.

7. The Partners shall have the right to receive distributions of property, including cash from the Limited Partnership as determined in the general partner’s sole discretion.

8. This Agreement shall commence on the date of recording in the Office of the Secretary of State, Commonwealth of Massachusetts, and shall continue for a term of 100 years thereafter unless the Partnership is earlier terminated by action of the general partner.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

STONEHEDGE CONVALESCENT CENTER, INC.

By:	/s/ James E. Fay
Its:	Vice President and Director Limited Partners

/s/Michael W. Beavers
Michael W. Beavers

/s/ James E. Fay
James E. Fay

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with,

and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

May 03, 2005 2:28 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF

STONEHEDGE CONVALESCENT CENTER, LIMITED PARTNERSHIP

[Name of Limited Partnership]

To the Secretary of State

Commonwealth of Massachusetts

It is hereby certified on behalf of the limited partnership named below (the “limited partnership”) that:

1. The name of the limited partnership is STONEHEDGE CONVALESCENT CENTER, LIMITED PARTNERSHIP .

2. The date of filing of the certificate of limited partnership was November 1, 1985.

3. The amendment to the certificate of limited partnership effected by this certificate of amendment is as follows: The name and the address of the agent for service of process of the limited partnership are changed to National Registered Agents, Inc. 303 Congress Street, 2nd Floor, Boston, MA 02210.

4. The name and address of each general partner is set forth below:

Name	Address
Stonehedge Convalescent Center, Inc. 5 Redlands Road W. Roxbury, MA 02132

Executed on April 29, 2005 .

By:	/s/ Pamela B. Burke
Pamela B. Burke, Vice President

Stonehedge Convalescent Center, Inc.                     , General Partner